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                                                                    EXHIBIT 99.1


                          DONLAR CORPORATION ANNOUNCES
                     PRELIMINARY FOURTH QUARTER 2002 RESULTS
                        FOR DONLAR BIOSYNTREX CORPORATION


BEDFORD PARK, IL -- (MARCH 14, 2003) -- DONLAR CORPORATION (OTC: DLRC) (the surviving corporation of the merger between the Company and Donlar Biosyntrex Corporation), a world leader in green chemistry, products and technology, today announced that the Company expects that Donlar Biosyntrex's final financial results for the fourth quarter of 2002 and the year ended December 31, 2002 will show a 17% increase in revenue in the fourth quarter of 2002 compared to the same quarter of 2001, and a 52% increase in revenue for 2002 compared to 2001.

The Company expects that Donlar Biosyntrex will report revenue for the fourth quarter of 2002 of approximately $777,000 (unaudited), compared to $665,000 for the fourth quarter of 2001, an increase of approximately 17%, and net loss in the fourth quarter of 2002 of approximately $1,690,000 (unaudited), compared to a net loss of $4,700,000 for the fourth quarter of 2001. The Company also expects that Donlar Biosyntrex will report 2002 revenue of approximately $3,580,000 (unaudited), up 52% from revenue in 2001, and net loss for 2002 of $8,520,000 (unaudited), reduced from a net loss of $21,400,000 for 2001. The Company expects to release Donlar Biosyntrex's full financials for the fourth quarter of 2002 and the year ended December 31, 2002 in Donlar Biosyntrex's upcoming 10-KSB filing.

Larry Koskan, President and CEO of Donlar, stated: "Donlar reached a new milestone with this record year. We have recorded approximately $3,500,000 in revenue for 2002 and EBITDA was positive for the entire year. The increased revenue trend reported for 2002 is expected to continue within all our existing business segments."

ABOUT DONLAR
Donlar Corporation is at the forefront of providing a new class of protein biopolymers that help customers by providing solutions while satisfying environmental concerns for the creation of non-toxic products for a wide range of industrial, agricultural and consumer markets. The Company's non-hazardous, non-toxic, hypoallergenic, environmentally friendly and biodegradable thermal polyaspartate (TPA) biopolymers are protected by 187 Company-owned patents. The Company's applications for its products include the markets of oil field operations, fertilizers, detergents and water treatment. Donlar's beta-protein biopolymers are manufactured in its 50,000 square foot facility located in Peru, Illinois. (www.donlar.com)

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties. The contents of this release should be considered in conjunction with the risk factors in Donlar Biosyntrex's most recent filings with the Securities and Exchange Commission on Forms 10-QSB and 10-KSB and current reports on Form 8-K.